Exhibit 99.1

Contact:

Rebecca Chambers

Director, Investor and Public Relations

(801) 584-1143

rchambers@myriad.com

Myriad Announces New $100 Million Share Repurchase Program

Includes $50 Million Accelerated Repurchase Program

Salt Lake City, March 1, 2011- Myriad Genetics, Inc. (NASDAQ: MYGN) announced today that its Board of Directors has authorized a third $100 million stock repurchase program. In connection with this stock repurchase authorization, the Company has entered into an accelerated share repurchase (ASR) agreement with J.P. Morgan under which it will repurchase approximately $50 million of its common stock. During the past twelve months, the Company has returned $200 million to shareholders through the completion of its previously authorized stock repurchase programs.

"We are confident in Myriad's current and future growth prospects," said James Evans, Chief Financial Officer of Myriad Genetics, Inc. "Our balance sheet and cash flow generation are very strong and we continue to believe that the repurchase program is an effective means to return capital to shareholders."

Under the ASR program, Myriad will pay an aggregate of approximately $50 million to J.P. Morgan to repurchase a number of shares that will be based on a discount to the average volume-weighted average share price of its common stock over the course of a valuation period.

The remaining $50 million of authorization will be made through open market or privately negotiated purchases as determined by the Company's management. The amount and timing of the remaining $50 million stock repurchases will depend on business and market conditions, stock price, trading restrictions, acquisition activity and other factors.

Myriad expects to complete the remaining $50 million stock repurchase on or before December 31, 2011 using existing cash on hand. As of January 31, 2011, the Company had more than $502 million of cash, cash equivalents, and marketable securities.

About Myriad Genetics

Myriad Genetics, Inc. (NASDAQ: MYGN) is a leading molecular diagnostic company dedicated to developing and marketing novel predictive, personalized and prognostic medicine products to assess a person's risk of developing disease and guide treatment decisions. Myriad's portfolio of nine molecular diagnostic products are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual's decision making process for monitoring and treating disease. With fiscal year 2010 annual revenue of over $360 million and approximately 1,000 employees, Myriad is working on strategic initiatives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company's website: www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, COLARIS, COLARIS AP, MELARIS, TheraGuide, PREZEON, OnDose, Prolaris and PANEXIA are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the commencement and completion of the repurchase of an additional $100 million shares of its common stock through an accelerated share repurchase (ASR) program and from time-to-time in open market purchases or privately negotiated purchases, as determined by the Company's management; the purchase price of the shares acquired pursuant to the ASR agreement; the timing and duration of prospective share purchases and the amount of capital that may be expended for such share repurchases; the Company's expectation that the share repurchase program will be completed on or before December 31, 2011 using existing cash on hand; the continued strength of the Company's balance sheet and cash flow generation; the Company's confidence in its current and future growth prospects; the Company's belief that the repurchase program is an effective means to return capital to shareholders; and the amount and timing of share repurchases depending on business and market conditions, stock price, trading restrictions, acquisition activity and other factors. These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.